Exhibit 23.1
June 29, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”) Fifty-nine Boeing 737-800W and Four Boeing 777-200ER Aircraft Appraisals
Ladies and Gentlemen:
We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary - Summary of Terms of Class A Certificates,” (b) “Prospectus Supplement Summary — Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary — Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risk Factors Relating to the Class A Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals — The Appraisals” and (f) “Description of the Equipment Notes - Loan to Value Ratios of Series A Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals - The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about June 29, 2009, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated August 11, 2006, included in Registration Statement No. 333-136563 and 333-136563-01 and relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2009-1A.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

By: Name:	/s/ John McNicol John McNicol
Title:	President
Headquarters, 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-8888      FAX: 949-582-8887      EMAIL: mail@AISI.aero